                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No.: 333-53457



                       SENSORMATIC ELECTRONICS CORPORATION

          SUPPLEMENT NUMBER SEVEN TO PROSPECTUS DATED DECEMBER 20, 2000

     This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000, Supplement Number Four dated April 6, 2000, Supplement Number Five dated May 10, 2000 and Supplement Number Six dated May 30, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

     The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.


-----------------------------------------------------------------------------------------------------------------------
                                        Common Stock                                 Depositary Shares
-----------------------------------------------------------------------------------------------------------------------
                                                          Bene-                                                Bene-
                                                        ficially                                             ficially
                                                         Owned                                                 Owned
                             Beneficially      Offered   After                                   Offered       After
     Name of Selling        Owned Prior to       for      This        Beneficially Owned           for          This
     Securityholder         This Offering        Sale   Offering     Prior to This Offering        Sale       Offering
-----------------------------------------------------------------------------------------------------------------------

                                                                       No. of        % of
                           No. of     % of                           Depositary   Depositary
                           Shares    Shares                            Shares       Shares
-----------------------------------------------------------------------------------------------------------------------
Lehman Brothers Inc. (1)   188,464     *       188,464       0         136,934       1.98         136,934         0
-----------------------------------------------------------------------------------------------------------------------
Total                      188,464     *       188,464       0         136,934       1.98         136,934         0
-----------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------
                                  6 1/2% Convertible Preferred Stock
------------------------------------------------------------------------
                                                                  Bene-
                                                                ficially
                                                                 Owned
                                                     Offered     After
     Name of Selling         Beneficially Owned        for        This
     Securityholder        Prior to This Offering     Sale      Offering
------------------------------------------------------------------------
                             No. of
                            Shares of      % of
                            Preferred   Preferred
                             Stock        Stock
------------------------------------------------------------------------
Lehman Brothers Inc. (1)     13,693         1.98      13,934        0
------------------------------------------------------------------------
Total                        13,693         1.98      13,934        0
------------------------------------------------------------------------


(1) The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning this Selling Securityholder in the Prospectus or any Supplement thereto filed prior to the date of this Supplement. Lehman Brothers Inc. provides investment banking services to the Company and was one of four initial purchasers in a private placement by the Company of the Preferred Stock and Depositary Shares. Lehman Brothers Inc. has acted as lead or co-lead manager on securities offerings of Sensormatic. Additionally, Lehman Brothers Inc. has acted as financial advisor in connection with the acquisition of certain business by the Company and has provided and may provide other financial advisory services to the Company.




                  THE DATE OF THIS SUPPLEMENT IS JUNE 21, 2000